PROMISSORY NOTE


                                                                     Dated as of
$532,100                                                           April 1, 1998


          FOR VALUE RECEIVED, the undersigned, Phillip S. Magiera ("Maker"), hereby promises to pay to the order of WorldPort Communications, Inc., a Delaware corporation ("Payee"), its successors and assigns, the principal amount of FIVE HUNDRED THIRTY-TWO THOUSAND ONE HUNDRED DOLLARS ($532,100). Interest shall accrue on the unpaid principal at a rate of nine percent (9%) per annum. The principal amount of this Note shall be paid in 23 monthly installments of $22,170 each, with the first such payment being made on September 1, 1998 and each subsequent payment being made on the first day of each month thereafter plus a final payment of $22,190 which shall be made on August 1, 2000. Accrued and unpaid interest shall be paid with each principal payment.

          Payment for both principal and interest is to be made in lawful money of the United States of America by bank draft or certified check. This Note may be prepaid in whole or in part at any time without premium or penalty.

          In addition to and not in limitation of the foregoing, Maker hereby agrees, subject only to any limitation imposed by applicable law, to pay all reasonable expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due.

          All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest, and notice of dishonor.

          THIS NOTE IS MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.




                                   Phillip S. Magiera